H A E M A C U R E

                              HAEMACURE CORPORATION




Mr. Michael Bridges
CryoCath Technologies Inc.
6700 Cote de Liesse, suite 102
Saint-Laurent
H4T 2B5

          Re:   Amendment to Sublease, Console Lab

Dear Mr. Bridges:

          We refer to our recent conversations relating to the exclusive use by CryoCath Technologies Inc. of room #1 as shown on Schedules A and B of our Sublease dated August 7, 1998 for premises at our address in Kirkland.

          We propose that this letter constitute an amendment to the Sublease to the effect that room #1 shall be for the exclusive use of the sublessee, all other terms remaining unchanged, save for the rent which shall be as follows. The rental portion of the Gross Rent payable in respect of room #1 shall be half the rental determined by applying the proportion that the surface area of room #1 bears to the total exclusive space of the sublessee under the Sublease to the Rental specified in the Sublease under the headings Rate and Options to renew in pages 2 and 3 of the Sublease respectively. It is also agreed that the surface area of room #1 shall be included in the exclusive space of the sublessee for the purposes of calculating the Electricity and Gas charges payable by the sublessee.

          We trust the above reflects our agreement. Would you please confirm your agreement with the foregoing by signing and returning the duplicate of this letter to the undersigned.

                                             Yours truly,

                                             /s/  Gilles Lemieux

                                             Me Gilles Lemieux
                                             Secretary

Agreed, September _____, 1998

CryoCath Technologies Inc.


per:
    ---------------------------------



                             16771, Chemin Ste-Marie
                            Kirkland (Quebec) H9H 5H3
                 Telephone: (514) 426-7181 o Fax: (514) 630-7756

December 11, 1998



Mr. Steven G. Arless
President and Chief Executive Officer
CryoCath Technologies Inc.
6700 Cote de Liesse, suite 102
Saint-Laurent
H4T 2B5

Dear Sir:

Re:      Amendment to Sublease dated August 7, 1998
         Additional Exclusive Area

          We refer to the above-mentioned sublease (the "Sublease") for premises at our address in Kirkland and propose that this letter constitute an amendment to the Sublease, providing for additional exclusive space for CryoCath Technologies Inc. The terms and conditions of the subleasing of such additional space and the resulting amendment to the Sublease would be as follows:

          1. All words and expressions used herein shall have the same meaning as in the Sublease.

          2. Applicable Terms. The Sublease shall apply to the additional space sublet hereunder, save as modified herein.

          3. Sublet. The Sublessee hereby sublets on an AS IS basis from the Sublessor additional exclusive space within the Area, highlighted in pink on the attached Schedule 3, such that the total Exclusive Area of the Sublessee shall be of 12,750 square feet as of April 1, 1999 at the least. The Sublessee shall apply the additional space occupancy thereof is granted to the Sublessee by the Sublessor.

          4. Premises. The Premises shall comprise the following areas:

Exclusive Area of the Sublessee:     from 18.12.98 to 31.1.99:    10,772 sq. ft.
                                     from 1.4.00 to end:          12,750 sq. ft.

Common Area:                         from 18.12.98 to 31.3.99:    5,693 sq. ft.
                                     from 1.4.99 to end:         5,059 sq. ft.

          The Sublessor shall be under no obligation to measure the Premises, and the Gross Rent shall not be modified by reason of any difference between the footage as calculated by the Sublessor or by the Sublessee.

          Rooms 14 and 15 on Schedule 3 hereby revert to the Sublessor and are not part of the Exclusive Area of the Sublessee.

          The Sublessee hereby grants the Sublessor access to room 4 on Schedule 3 at all times to maintain and repair the equipment located thereto and replace the gas cylinders.

          The Sublessor shall leave the racking system in room 106 for the duration of the Term.

          The Sublessee shall not remove any of the furnishings (benches and shelving) found in rooms 1, 2, 3 and 32 and shall not make any modification to the white room (except the portable walls/configuration) without the prior written consent of the Sublessor which consent shall not be unreasonably held.

          5. Occupancy. The Sublessor shall grant to the Sublessee occupancy of the additional Exclusive Area sublet hereunder as per the following dates:

                    i. the balance of the furnished white room, adjacent corridor, and room 106 highlighted in pink on Schedule 3, on December 18, 1998;

                    ii. rooms 33, 107 to 114 inclusive on Schedule 3 no later than April 1, 1999.

          Room 33 shall remain common until delivered as exclusive to the Sublessee as per the date hereinabove-mentioned. The Sublessor shall have room 33 furnished (as per its present condition) for the duration of the Term.

          Subject to the Sublessor's prior written consent, the Sublessee may substitute room 105 on Schedule 3 for other space within the area of at least the same surface and convenience to the Sublessor, which consent shall not be unreasonably held.

          The Sublessor shall use its best efforts to vacate the space referred to in section 5iii before February 15, 1999. Failure to do so shall be without any liability to the Sublessee.

          As of April 1, 1999 at the latest, the Sublessor shall occupy only the rooms highlighted in yellow on Schedule 3, that is, rooms 100, 101, 102, 103, 104, 105, 115, 14 and 15.

          6. Term. The Term of the Sublease for the total Exclusive Area, including the additional space sublet hereunder, is hereby modified to expire on March 19, 2005.

          7. Rate. The Gross Rent amount is for the whole premises and replaces any other Gross Rent amount previously agreed to in the Sublease. The Sublessee shall pay to the Sublessor Gross Rent in accordance with the following:

                                                                ELECTRICITY
                                                                  AND GAS
               PERIOD                        RENTAL        (Proportionate Share)

a)    from December 18, 1998
      to December 31, 1998
      1,986 sq. ft.                     $764
      (as per the Sublease)
      9,790 sq. ft.                     $6,145                as per Sublease
      (9,790 x $16.68 per sq. ft. or
      $438.97 per day for 14 days)

b)    from January 1, 1999
      to March 31, 1999
      (at the latest)
      10,772 sq. ft.                    $44,919               as per Sublease
      (10,772 x $16.68 per sq. ft.
      for 3 months)

c)    from April 1, 1999                $206,250              as per Sublease
      to December 31, 1999
      ($275,000 per year for
      9 months)

d)    from January 1, 2000              $275,000 per year     as per Sublease
      to December 31, 2001

e)    from January 1, 2002              $285,000              as per Sublease
      to December 31, 2002

f)    from January 1, 2003              $390,000              as per Sublease
      to December 31, 2003

g)    from January 1, 2004              $295,000              as per Sublease
      to December 31, 2004

h)    from January 1, 2005              $44,233               as per Sublease
      to March 19, 2005
      (2 months and 19 days)

          Given the possible delivery of certain rooms by the Sublessor before the latest delivery date provided above, the rental actually payable during 1999 shall be calculated based on the gradual occupancy of the Exclusive Area, using the annual rate of $16.68 per sq. ft., on a daily basis. The calculation of this rate is found in Schedule 7 attached hereto.

          8. Option to Terminate. Provided it is not in default under the Sublease and notwithstanding section 6 hereof, the Sublessee shall have the option to terminate the Sublease upon giving the Sublessor no later than December 31, 2000 a one (1) year prior written notice thereof. In such event, the Sublease shall terminate on December 31, 2001. In addition, the Sublessee shall pay to the Sublessor by certified cheque no later than December 31, 2001 a penalty equal to the sum of $97,333.33 (four (4) months rental at an annual rate of $280,000) and four (4) months of Sublessee's Proportionate Share of electricity and gas based on a monthly average for the period from December 1, 2000 to November 30, 2001. Besides the penalty mentioned above, the Sublessor shall hold no other liabilities whatsoever to the Sublessee.

          9. Right of First Offer. The Sublessor shall have a right of first offer to sublet any Exclusive Area of the Sublessor which the latter makes available for subletting. The Sublessee shall have a period of ten business (10) days from the receipt of a written notice from the Sublessor, to the effect that it is prepared to accept its offer from a third party for such space to agree in writing to sublet such space upon the terms and conditions of the Sublease and at a rental rate per square foot determined as follows:

     current annual rental divided by (current Exclusive Area of Sublessee + its share of Common Area)

     where this share is equal to:

     (Exclusive Area of Sublessee divided by total exclusive area of the Area) x Common Area

     Example:  current annual rental           $285,000
               Exclusive Sublessee:              12,750 sq. ft.
               Total exclusive:                  15,051 sq. ft.
               Common Area:                       5,059 sq. ft.

     rental rate per square foot               $285,000
                                  ---------------------------------- = $16.73
                                  12,750 + (12,750 + 15,051) x 5,059

          10. Parking. The Sublessor shall provide to the Sublessee five (5) additional parking spaces in the front of the building upon its vacating the space mentioned in section 5iii. and shall be under no obligation to provide the Sublessee with any other parking spaces.

The Sublessee confirms that the Sublessor has performed its obligation to provide parking spaces as ________ in heading Parking in the Sublease, and releases the Sublessor from any obligation to police the parking, the Sublessee expressly undertaking to comply with the directions which the landlord has issued in relation to parking.

          11. Environment. The Sublessee expressly acknowledges that the coming into force of this amendment is not subject to any environmental audit to be performed on its behalf now or at any other date.

          12. Default. The Default provisions of the Sublease (page 9) are hereby amended by adding material after ________ on line 1 of the 4th paragraph, and by adding the following after the end of the 4th paragraph:

          "Should the Sublessee not conform,  within a period of time of FIFTEEN
          (15) business days, to a notice sent by the Sublessor stating a material default by the Sublessee, then if the Sublessor so desires, it can terminate immediately the Sublease and automatically render null all of it obligations towards the Sublessor."

          The first paragraph of the Default provisions is also amended by adding material after ________ on line 1 and before _____________ on line 4.

          13. Deletions. The Sublease is also amended by deleting the following paragraphs, effective immediately:

          Options to Renew;
          Right of First Opportunity;
          Option to Sublet, 1st and 3rd paragraphs; Parking, 3rd, 4th 5th and 6th paragraphs, on pages 5 and 6; Environmental Status, from the 2nd sentence of the 3rd paragraph to the end;

          14. Non-Smoking. The Sublessor agrees that the Area shall become smoke free no later than April 1, 1999.

          15. Reception. Effective December 21, 1998, the Sublessee shall provide the Sublessor with reception services, at no cost. In particular, the Sublessee's receptionists will greet Sublessor's visitors and inform Sublessor of guest arrivals, and will not handle phone calls for the Sublessor or any other services. However, Sublessee's receptionist will accept Sublessor's courier deliveries.

          16. Identification. The Sublessor shall yield to Sublessee, at no cost, its corporate identification exterior location in front of the building no later than February 1, 1999.

          17. Option to Purchase. The Sublessee shall have a first right of purchase at the end of the Term for its then fair market value for all furniture and equipment including the whole White Room and its related equipment and the laboratory furniture and equipment including but not limited to the chemical and biological fire hoods, distilled water systems and vacuum pumps.

          18. Publication. As previously agreed in the Sublease, the Sublessor shall register and publicize its lease (and amendments) with Slough Estates. The publication shall be done no later than January 31, 1999.

          We trust the above reflects the agreement we have reached regarding the subletting of additional space by CryoCath Technologies Inc.

                                         Sincerely,


                                         /s/  Marc Paquin

                                         Marc Paquin
                                         President and Chief Executive Officer

This acceptance is open for confirmation by Sublessor until Monday, December 14, 1998 at noon and is subject to CryoCath Board of Directors approval, said approval to be provided no later than 24 hours after execution by both parties.

Agreed to, December 11, 1998

CryoCath Technologies Inc.



per: /s/  Steven G. Arless
    --------------------------------------
     Steven G. Arless
     President and Chief Executive Officer

                        PLAN DES SORTIES EN CAS D'URGENCE


                                [GRAPHIC OMITTED]

                                   SCHEDULE 7

                 to Amendment 2 to Sublease dated August 7, 1998





Section 7     Calculation of rental rate of $16.68 per square foot



$16.68 =         $275,000
              --------------
              16,483 sq. ft.

where:        $275,000 = annual rental rate negotiated by the parties for 1999;

and

              16,483 sq. ft. = 11,817 + 4,666;

              11,817 = projected Exclusive Area of the when annual rental rate was agreed; and

              4,666 = projected Sublessee' share of Common Area on the same rate.

                                     RIDERS

                to Amendment #2 to Sublease dated August 7, 1998 between CryoCath Technologies Inc. and Haemacure Corporation


Rider 4a.   replace the dates set out in Exclusive  Area of the Sublessee by the following:

            from 18.12.98 to 21.1.99 at the latest:                9,790 sq. ft.
            from 22.1.99 at the latest to 31.3.99 at the latest:  10,772 sq. ft.
            from 1.4.99 at the latest to end of Term:             12,750 sq. ft.

Rider 4b.   add the following after the end of the 5th paragraph:

            "and the Sublessee shall have exclusive use of 15 sections of the racking system during the Term. The Sublessor shall have exclusive use of 3 sections on the bottom and middle level, the location of which shall be determined by Sublessee, acting reasonably and taking into consideration Sublessor's objectives.

Rider 4c.   delete the words in brackets  on line 3 of last paragraph of section
            4.

            "understood that the Sublessee shall be allowed to reconfigurate the inside of the White Room _________ consent of the Sublessor, which consent shall not be unreasonably held. The Sublessor shall have five (5) business days to respond"

Rider 5a.   delete room 106 from section 5i; create a new section 5ii reading as follows:

            "room 106 no later than January 22, 1999, the Sublessor using its best efforts to deliver such room to the Sublessee as soon as possible;"

            re-number 5ii as 5iii;

Rider 5b.   replace the last sentence  (room 33) of the 2nd paragraph of section
            5 by the following:

            "room 106 shall be shared until January 22, 1999"

Rider 7a.   in the first  sentence of the first  paragraph of section 7, replace the words "amount is for the whole premises and" by "hereby agreed to"

Rider 7b.   create a new last paragraph to section 7, reading as follows:

            "The Sublessee shall deposit with the Sublessor upon execution of this amendment as security for the performance of its obligations under the Sublease, one (1) month rental, to be increased as the annual rental increases during the Term. The first deposit shall be based on an annual rental of $275,000."

As previously agreed before, since the Sublessee will be renting the White Room for the balance of Sublessor Term, the initial cost of certification of the White Room shall become the entire responsibility of the Sublessor even though Sublessee previously agreed to share the certification cost.

Rider 8.    in  the  last  sentence  of  section  8,  replace   "Sublessor"   by
            "Sublessee" and vice-versa. Add the following after the end of the last sentence:

            "save those existing at the time of termination by the Sublessee."

Rider 10.   replace "five (5)" by "four (4)"

Rider 13.   "Option to cancel" remains listed

Rider 17.   add the following at the end of the sentence:

            "The Sublessee acknowledges that the Landlord's prior consent is required in order to do so."


Execution by Sublessor:

            Execution of this Amendment by Sublessor is subject to confirmation by Sublessor within 24 hours of receipt from Sublessee of an executed copy of the above Riders.

                                             Haemacure Corporation


                                             Per: /s/  Gilles Lemieux
                                                 -------------------------------
                                                  Gilles Lemieux, Secretary

                                             December 15, 1998


                                             CryoCath Technologies Inc.


                                             Per: /s/  Steven G. Arless
                                                 -------------------------------
                                                  Steven G. Arless
                                                  President and Chief Executive
                                                    Officer

                                             December 15, 1998


This acceptance is subject to Sublessee Board of Directors approval to be provided no later than 24 hours after execution by both parties.

                       SUBLEASE, ENTERED INTO AT MONTREAL,
                        DATED THE 7th DAY OF AUGUST 1998.



BETWEEN: CRYOCATH TECHNOLOGIES INC. being represented by Devencore Ltd. having its Head Office at 6700 Cote de Liesse Road, Suite 102, Montreal, Quebec, H4T 2B5.

                          (hereinafter referred to as the "Sublessee")

AND:           HAEMACURE   CORPORATION   being   represented   by  Royal  LePage
               Commercial Inc., having its Montreal offices at 16771 Ste-Marie Road, Kirkland, Quebec, H9H 5H3.

                          (hereinafter referred to as the "Sublessor")




Whereas the Sublessor shall take the necessary steps to publicize the lease dated December 6, 1994 until March 19, 2005 and "Lease Amending Agreements" dated March 20, 1995 and January 1, 1996 (hereinafter referred to as the "Lease") with Slough Estates Canada Limited (hereinafter referred to as the "Landlord"), for TWENTY THOUSAND ONE HUNDRED AND ELEVEN (20,111) square feet in the building bearing the municipal address 16771 Ste-Marie Road in Kirkland (hereinafter referred to as the "Area"). Confirmation of the Lease publication shall be sent to the Sublessee within five (5) business days of its publication.

Whereas the Landlord has granted its consent to this Sublease in writing.

Whereas the Sublessee hereby subleases, on an "as is" basis, from the Sublessor a portion of its Area which shall comprise office, industrial, and laboratory space, furniture, and equipment and a modular white room including its related equipment. Some portions shall be of exclusive usage to the Sublessee (hereinafter referred to as the "Exclusive Area") and other portions shall be of common usage to the Sublessee, the Sublessor and other occupants of the Area (hereinafter referred to as the "Common Area"). Collectively they shall be hereinafter referred to as the "Premises."

Whereas the Exclusive Area subleased by the Sublessee (highlighted in pink in Schedule A and further described in Schedule B, both schedules hereby enclosed) shall primarily include part of the modular white room and some of the existing laboratories furnished and equipped with chemical and biological fire hoods, distilled water systems and vacuum pumps. The Common Area (highlighted in white in Schedule A and further described in Schedule B) shall include access to the Exclusive Area, the reception, shared private usage of the conference room with priority to the Sublessee over any other sublessee, the cafeteria and kitchen areas, washroom facilities, and the shipping and receiving facilities.

Whereas it is understood that this Sublease includes schedules A, B, C, D and E herewith enclosed.

Whereas the Sublessor shall not do anything to jeopardize its rights under the Lease and shall not exercise any option to cancel or reduce its area, if it has any, or shall not negotiate any such options or right and shall not be in default of the Lease.

August 11, 1998                                                           Page 2
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



THE PARTIES HERETO AGREE AS FOLLOWS:

Preamble:      The preamble forms a part hereof.

Landlord       Sublessor  hereby  confirms having received from the Landlord its
Consent:       consent to this Sublease attached hereto as Schedule E.

Term: The term shall be for TWO (2) years FOUR (4) months and TWENTY-TWO (22) days beginning August 10, 1998 and ending on December 31, 2000 (hereinafter referred to as the "TERM").

Premises:      The  Premises  shall  comprise  approximately  SIX  THOUSAND  SIX
               HUNDRED AND  EIGHTY-FOUR  (6,684)  square feet  (subject to final measurement)  of Exclusive Area and access to and common usage of approximately FIVE THOUSAND SIX HUNDRED AND NINETY-THREE  (5,693)
               square feet (subject to final  measurement) of Common Area all as
               detailed   on   Schedules  A  and  B.  It  is   understood   that
               approximately  ONE THOUSAND NINE HUNDRED AND  EIGHTY-SIX  (1,986)
               square feet (subject to final measurement), as outlined in Schedule "B" shall be made available to the Sublessee by August
               10, 1998. The remainder of the Exclusive Area shall be made available for occupancy by the Sublessee no later than December
               21, 1998 (as further described in Schedule "B" hereby enclosed).

               The area of the Premises and of the building shall be measured and certified by the Sublessor's space planner at the Sublessor's cost in accordance with modified B.O.M.A. rules of measurement.

               The   Sublessee   shall   use  only  the   Premises   as   office
               accommodation, engineering laboratory, warehousing and light manufacturing and assembly.

               The Sublessee acknowledges having inspected the premises and declares being satisfied therewith.

Rate: In consideration for its peaceful enjoyment of the Exclusive and Common Area of the Premises (as described in Schedules A and B), the Sublessee agrees to pay an annual gross rent, comprising of the rental and electricity and gas charges described below, in accordance with the following schedule (hereinafter referred to as the "Gross Rent"):

       PERIOD                    RENTAL                 ELECTRICITY & GAS

From August 10, 1998     $19,928* subject to    Proportionate share meaning: The
to December 31, 1998     final Measurement)     exclusive space of the Sublessee
                                                divided by the  exclusive  space
                                                of the Sublessee,  Sublessor and
                                                the total of any other exclusive
                                                spaces.*

From January 1, 1999     $170,000 per year      Proportionate share meaning: The
to December 31, 2000                            exclusive space of the Sublessee
                                                divided by the  exclusive  space
                                                of the Sublessee,  Sublessor and
                                                the total of any other exclusive
                                                spaces.*

* Example of proportionate share of electricity and gas:
  Assumptions:  1) the exclusive space of the Sublessee is 6,684 square feet
                2) the exclusive space of the Sublessee, Sublessor and the total of any other exclusive space is 20,111 square feet less the common area of 5,693 square feet
                3) the annual electricity and gas charges are $10,000

August 11, 1998                                                           Page 3
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



Calculation of proportionate share: 6,684/14,418 X $10,000

               It is understood that the rental shall be payable in advance in equal installments on the FIRST (1st) day of each month. The Gross Rent shall include any and all charges and costs in respect of the Premises including, without limitation all operating expenses, all taxes applicable towards the Landlord and/or the Building and cleaning of the Premises and Area twice a week. For greater certainty, the Parties hereto hereby confirm that the only costs, expenses and charges of the Sublessee under this Sublease except as specifically stipulated on Page 8 hereof (White Room) shall be the Gross Rent. The Sublessee shall pay GST and QST on Gross Rent.

Insurance:     The Sublessee shall take up insurance policies in accordance with
               Section 9 of the Head Lease. Such policies shall designate the Sublessor as named insured. The Sublessee shall provide the Sublessor with a certificate of insurance evidencing the required coverage, within TEN (10) days from execution of the Sublease.

Options        Sublessee  shall have TWO (2) options to renew the Sublease,  the
to renew:      first from January  1,2001 to December 31, 2002,  the second from
               January 1, 2003 to March 19, 2005. In order to exercise its renewal option(s), the Sublessee shall provide the Sublessor with a written notice of its intention to renew not more that TWELVE
               (12) months and not less than SIX (6) months prior to the Expiration of the Term and December 31, 2002 for the first renewal option.

               The Terms and Conditions for the renewal terms shall be identical to those of the initial term except for the Gross Rent which shall be:

       PERIOD                 RENTAL                   ELECTRICITY & GAS

From January 1, 2001     $180,000 per year      Proportionate share meaning: The
to December 31, 2002                            exclusive space of the Sublessee
                                                divided by the  exclusive  space
                                                of the Sublessee,  Sublessor and
                                                the total of any other exclusive
                                                spaces*.

From January 1, 2003     $195,000 per year      Proportionate share meaning: The
to March 19, 2005        and $41,671.23 for     exclusive space of the Sublessee
                         the period             divided by the  exclusive  space
                         January 1, 2005 to     of the Sublessee,  Sublessor and
                         March 19, 2005         the total of any other exclusive
                                                spaces*.

               When the Sublessee exercises its options to renew, the Sublessor may within 60 days refuse and may cancel its Sublease with the Sublessee at the end of the Term or at the end of the renewal period, if the Sublessor wishes to immediately and fully reoccupy the Area until March 19, 2005 or if the Sublessor is prepared to accept an offer to sublease that it has received in writing from a non-related third party for the total Area and the Sublessee has not exercised its right of first opportunity.

Right of       The Sublessee shall have the continual right of first opportunity
first          throughout  the  Term  and  subsequent  renewal  options.  If the
opportunity:   Sublessor receives and is prepared to accept a bona fide offer in writing from a non related third party for any space available in the Area, (including space occupied by Sublessor) the Sublessor shall inform the Sublessee by written notice, of the availability of said space along with the terms and

August 11, 1998                                                           Page 4
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



               conditions relating to same and the Sublessee shall thereafter have TEN (10) business days to indicate its intention to Sublease said space under the same terms and conditions, failing which the Sublessor shall be free to Sublease the said space to the third party. If, however, the third party in question does not Sublease the space, the Sublessor must advise the Sublessee again prior to subleasing to a new third party. It is, however, understood that after the Sublessor has advised the Sublessee THREE (3) times in ONE (1) calendar year and the Sublessee has declined to lease the space, no further notices must be provided by the Sublessor until the next calendar year. Notwithstanding this right, the Sublessee has the right to expand at anytime and lease additional available "exclusive area" under the same terms and conditions and for the balance of the TERM or renewal period.

Option to      The Sublessor  may suble  any part  of its exclusive  area at any
sublet:        time upon the following conditions:

               1. With respect to the white room, the Sublessor shall obtain the prior consent of the Sublessee before affecting any subletting, which consent may not be unreasonably withheld, it being understood that undue disruption in the operations of the Sublessee in the large area immediately adjacent to it shall constitute grounds for withholding such consent.

               2. With respect to the laboratories, the Sublessor shall consult the Sublessee in advance of any subletting the
                    Sublessor is prepared to accept, in order to assess the possible impact of the presence of the proposed sublessee on the operations of the Sublessee in the laboratories it uses as Exclusive Area. The Sublessor agrees not to sublet its exclusive laboratories if it results in overcrowding of the larger laboratories area, or if it results in health hazards beyond what one would reasonably expect to find in Sublessors exclusive laboratories, as designed. The Sublessor also agrees not to sublet to third parties planning to use radioactive materials. Sublessor further agrees that it shall use its best efforts to minimize any possible negative impact on Sublessee's operations resulting from such subletting.

               3. With respect to the offices, the Sublessor shall consult the Sublessee in advance of any subletting the Sublessor is prepared to accept, in an attempt to prevent undue disruption of the Sublessee's operations.

               4. In any event the Sublessor shall not sublet any of its Exclusive Area to a third party engaged in competing technologies or developing or marketing competing products within the same technology.

Option to cancel: Upon damage or destruction of the Premises or Area which render the Premises unsuitable for the operations of the Sublessee for a consecutive period of 3 months, Sublessee shall have the right to terminate this Sublease.

Parking: The Sublessor shall provide to the Sublessee for its exclusive use on December 21, 1998 20 parking spaces at the front of the building. It is understood that the Sublessee may use for its exclusive use 10 spaces at the front of the building as of August 10, 1998.

August 11, 1998                                                           Page 5
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



               Haemacure will use its best efforts to provide CryoCath with a total of 40 parking spaces in the front of the building within ninety (90) days of the execution of the Sublease, provided, however, that in doing so, Haemacure shall not be required to relinquish the remaining 10 parking spaces it enjoys in front of the same building.

               CryoCath acknowledges that Haemacure can currently provide no more that 20 parking spaces in front of the building, as stipulated above, and agrees that failure by Haemacure to provide the 20 additional spaces in front of the building shall be without any liability whatsoever to CryoCath. The costs of constructing and of maintaining these 20 new parking spaces in front of the building shall be borne entirely by Haemacure. CryoCath agrees that these 20 new spaces need not be ashphalted.

               It is also hereby agreed, notwithstanding any provisions of the Sublease to the contrary, that CryoCath shall have the right to terminate the Sublease no later than December 31, 1998 if Haemacure is unable to provide CryoCath with a plan to provide 40 parking spaces in front of the building within thirty (30) days from the execution of the Sublease that has been agreed upon by Slough, CryoCath and Haemacure, and that the execution of the plan must be completed within ninety (90) days from the execution of the Sublease. CryoCath shall give Haemacure a thirty (30) day prior written notice of its intent to so terminate the Sublease.

               Termination by CryoCath hereunder may be total or partial and shall be without any liability or indemnity. Notwithstanding the foregoing, in the event it is total termination, CryoCath shall pay the entire cost incurred by Haemacure in obtaining certification of the white room as class 10,000, to a maximum of $24,000, as this cost is described elsewhere in the Sublease. CryoCath shall effect payment upon giving notice of intent to terminate the Sublease provided it has been advised of the total costs and provided with the appropriate supporting documentation. No notice of intent to terminate shall be validly given if not accompanied by such payment provided that CryoCath has been advised of the total costs and has been provided with the appropriate supporting documentation.

               Termination by CryoCath hereunder may be partial in that CryoCath may terminate the Sublease as it relates to all of its Exclusive Area other than the exclusive area of the white room and the large empty room immediately adjoining it, as shown as rooms numbers 8, 9, 28 and 29 on Schedule A to the Sublease and its exclusive area of the office space, as shown as rooms 5, 6 & 7 on Schedule A to the Sublease. The number of parking spaces allocated to CryoCath shall then be 10, in the front of the building.

               In the event of partial termination by CryoCath hereunder, the Sublease shall continue to apply, save as modified hereinafter:

               a) the rental portion of the Gross Rent payable for the Exclusive Area for which the Sublease was not terminated, that is rooms 8, 9, 28 and 29 of Schedule A to the Sublease, shall be $25 per square foot, or $36,000 on an annual basis, and for rooms 5, 6 & 7 of Schedule A to the Sublease, shall be $13 per square foot, or $6,058 on an annual basis, payable in advance in equal and consecutive monthly installments, plus GST and QST, commencing on the date of the notice of termination by CryoCath hereunder. This rent is based on a surface of 1886 square feet which is subject to final measurement as stipulated in the Sublease; and

August 11, 1998                                                           Page 6
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



               b) Haemacure shall have the right to terminate the Sublease for any reason at any time on or after December 31, 1998 upon the provision of a 3 month prior written notice, without any liability whatsoever to CryoCath.

Identifi-      The Sublessee  shall have the right,  if it so desires and at its
cation         own cost,  to install its corporate  identification  on the front door, at the reception area and, on an exterior illuminated sign if permitted by law. It is understood that this is at all times subject to the Head Lease.

Environmental  Sublessor  represents  and  warrants  that,  to the  best  of its status: knowledge, it is unaware of any reason why Sublessee could not use the Premises for offices, laboratories and warehousing without any prerequisite, request or restrictions whatsoever.

               The Sublessor represents and warrants that, to the best of its knowledge, it is unaware that the Area is not in compliance with any applicable laws, regulations, by-laws and orders relating to the environment, workplace safety and zoning, and that it has received no notice to that effect from any competent authority, whether municipal, provincial or federal. The Sublessor provides no other warranty on this subject matter than that specifically provided in this paragraph and expressly disclaims any other liability connected thereto.

               Sublessor acknowledges and understands that it is an essential condition of this agreement that the Premises are free of any environmental hazard and contamination and that the Premises are in compliance with all applicable environmental laws, regulations, bylaws, directives and orders. Consequently, the parties have agreed that the Sublessee shall have the right, within thirty (30) days of the execution of this Sublease, to have an environmental audit conducted relating to the Premises.
               Such audit shall be conducted by a consultant chosen by the Sublessee and approved by the Sublessor and the Landlord (the "Consultant"). The cost of the environmental audit shall be paid by the Sublessee.

               The Consultant shall discuss his testing and audit procedures and methods with the Sublessee and the Sublessor and obtain their respective consents thereto. Once the Sublessee receives the Consultant's report (the "Report"), a copy thereof will be transmitted by the Sublessee to the Sublessor, irrespective of the Consultants findings.

               If (a) the Sublessee, Sublessor and Landlord are unable to agree on the choice of a Consultant or the testing methods and procedures to be used by the Consultant; or (b) the Report discloses that the premises or the Building are not in compliance with any applicable laws, regulations, by-laws, directives and orders relating to the environment, health or safety, then the Sublessee shall have the right, within fifteen (15) days of receipt of the Report, to terminate this Sublease upon thirty
               (30) days' notice, without any liability or indemnity. Notwithstanding the foregoing, the Sublessee shall not have the right to terminate the Sublease if within fifteen (15) days of the Sublessors receipt of the Report, the Sublessor or the Landlord has remedied or commenced in good faith to remedy the deficiencies in question.

               The work to complete the initial certification of the classification 10,000 and to obtain the certification of the section and corridor that shall be used by the Sublessee as more fully described in the White room section will be halted and will not resume until the Sublessee has received the

August 11, 1998                                                           Page 7
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



               Report and waived its right, in writing, to termination of this Agreement referred to above under this heading.

Sublessee Subject to the provisions of the Sublessor's and Landlord's prior alterations: written consents, the Sublessor shall allow the Sublessee to make alterations, at its own cost, to the Exclusive Area. It is, however, understood that the above is at all times subject to the Head Lease.

Removal of Upon the expiration, cancellation, or other termination of the improvements: Term or of any exercised renewal period and surrender of the
               Premises by the Sublessee, the Sublessee shall leave the premises in good order and if the Sublessee made alterations or added improvements to the Premises above what existed as of the commencement date, and if the Sublessor or Head Lessor requests their removal then or if the Sublessee desires to remove the improvements, upon surrender of the Premises by the Sublessee, the Sublessee will remove the said improvements and return the Premises to the state it was in as of the commencement date save for normal wear and tear.

Non            The  Sublessor  undertakes,  for the  purpose  of the  conduct of
disturbance:   Sublessee's  normal  business  affairs  to  take  any  reasonable measures such that the Sublessee shall not be unduly disturbed in any way in the peaceful enjoyment of the Premises or disrupted in its operations in the premises or prevented or denied the exercise of any other right which has been granted to the Sublessee by the Sublessor. Sublessor undertakes to comply with the Sublease.

Head Lease: The Sublessee acknowledges the Head Lease dated December 6, 1994 and the "Lease Amending Agreements" dated March 20, 1995 and January 1, 1996 (attached hereto as Schedule "C"), with Slough Estates Canada Limited and agrees to be bound by all the terms and conditions stipulated therein save and except for those modified by this Sublease. Brokerage: The Sublessee and the Sublessor state that the only real estate brokers involved in subleasing the Premises are Devencore Ltd. and Royal LePage Commercial Inc. The only fees resulting from said brokerage shall be those payable by the Sublessor to Royal LePage Commercial Inc. as per their agreement.

Confiden-      Both  parties  shall  sign  a  mutual  confidentiality  agreement
tiality:       stating   that  neither   party  will  discuss  any   information
               concerning the other parties, operations, employees, suppliers, customers or business in general.

               Any other sublessees of the Sublessor shall be required to sign similar mutual confidentiality agreements.

White room:    The Sublessor  shall provide  throughout the term of the Sublease and any  renewal  period the usage of one  section  and  corridor
               (highlighted in pink in Schedule "A") of the modular white room and its related equipment at no additional Gross Rent to the Sublessee. The Sublessee shall have the option to Sublease additional modular sections of the white room if available and perhaps the whole white room for the then applicable rental rate.

               At delivery, the Sublessor shall guarantee the proper running condition and calibration of all mechanical systems and all other related systems like those controlling the air, gas, water supplies and electric

August 11, 1998                                                           Page 8
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



               components and that the air exchange in the white room shall be not less than 5 air exchange per hour without air loss.

               The Sublessor declares that it is not aware of any known limitations of the modular white room that would limit the usage of a class 10,000 by the Sublessee.

               The classification of the modular white room shall be no lower in quality than class 10,000. Subject to the last paragraph of the heading Environmental Status on Page 6, the Sublessor shall have until August 15, 1998 to meet the classification requirements but will use all reasonable efforts to deliver the white room sooner. The initial certification of the classification and related costs and repairs to obtain the certification of the section and corridor that shall be used by Sublessee, shall be based on quotations annexed as Schedule D, which are estimated costs, and shall be shared between the Sublessor and Sublessee. It is understood that the Sublessee's financial responsibility shall be however, the lesser of TWELVE THOUSAND DOLLARS ($12,000) or one half of the actual costs referred to above. This sum shall be paid in equal and consecutive monthly instalments during the Term of the Sublease.

               In the event that the white room is not delivered in accordance with the above outlined description, then the Sublessee may at its discretion, repair or bring the white room to the level as outlined above and half the cost of same shall be passed on to the Sublessor as outlined above and deducted from the Gross Rent in equal and consecutive monthly installments during the Term of the Sublease.

               Save and except for major components, major equipment, or shared equipment replacement not attributable to the Sublessee misuse or improper use of same equipment the Sublessee shall, at its own cost, service, repair, replace and calibrate its occupied portion of the modular white room during the term of the Sublease or any renewal period. If the Sublessee sends written notice to the Sublessor that the modular white room is out of order as a result of a major components, major equipment, or shared equipment failure, then it is Sublessor's responsibility to immediately repair the white room so as to return it to the condition to which it was delivered as soon as possible. The Sublessor shall be considered in default towards the Sublessee if the white room is out of order for FIVE (5) business days following reception of a notice by Sublessee.

               All documentation pertaining to the modular white room and its equipment, including architectural and engineering drawings and specifications shall be reviewed for acceptance by the Sublessee. The Sublessor shall submit the documentation to the Sublessee within two (2) business days from acceptance of the Sublease. The Sublessee shall have two (2) business days to review the documentation. If the documentation is not to the Sublessee's satisfaction then, provided it sends a written notice to the Sublessor within the prescribed delay, the Sublessee shall have the right to render this Sublease null and void without any penalty or compensation whatsoever.

Sublessor's The Sublessor represents that it is not presently in default of represen- the Head Lease. Sublessor shall indemnify and hold Sublessee
tations:       harmless from and against any and all claims made by the Landlord against the Sublessor (excluding claims that originate as a result of the conduct of the Sublessee). Sublessor represents and warrants that it holds all required

August 11, 1998                                                           Page 9
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



               permits or licenses required for its' operations in the Building Area and Premises.

               The Sublessor confirms that to the best of its knowledge there are no latent defects in the Premises.

Default: The Sublessor shall be considered in default if it fails to fulfill any terms, conditions, declarations or obligations in this Sublease. Should the Sublessor not conform, within a period of time of FIFTEEN (15) business days, to a notice sent by the Sublessee stating a default by the Sublessor, then if the Sublessee so desires it can terminate immediately the Sublease and automatically render null all of its obligations towards the Sublessor.

               The  Sublessor   shall  be  considered  in  default  towards  the
               Sublessee  if the  modular  white  room and other  equipment  and furniture presently in the Area and owned by the Sublessor, and part of the Exclusive Area leased to the Sublessee changes ownership or is removed, relocated, reduced or altered in a way that disrupts the Sublessee's operations and without the Sublessee's consent, which consent shall not be unreasonably withheld.

               Subject to the specific provisions covering the White room the Sublessor shall also be considered in default if it fails to keep and maintain the remaining Area and equipment in a good state of repair and in good condition all at no cost whatsoever to the Sublessee.

               The Sublessee shall be considered in default if it fails to fulfill any terms, conditions, declarations or obligations in this Sublease.

               The Sublessor shall also be considered in default if it becomes insolvent or if it is in default of the Head Lease.

Acceptance     This Sublease is open for the Sublessor's acceptance for a period
delay:         of TWO (2)  business  days  following  the  date  of  Sublessee's signature  of same  (hereinafter  referred to as the  "Acceptance
               Delay"). After the expiration of the Acceptance Delay this Sublease, if not accepted during such Acceptance Delay, shall become null and of no effect.

               Acceptance of this Sublease shall be deemed to be in effect and to have full force if one original or one copy signed by the Sublessor is received by CryoCath within the Acceptance Delay and provided that no modification has been made to the Sublease initialized by all parties, in which case the Sublease shall not be deemed accepted and shall not bind the parties.

Notices: All notices or other documents required or which may be given under this Sublease shall be in writing, duly signed by the party giving such notice and delivered or transmitted by registered or certified mail, telegram, facsimile, or telex addressed to the Sublessor and Sublessee at the Demised Premises.

August 11, 1998                                                          Page 10
LETTER OF INTENT TO SUBLEASE
--------------------------------------------------------------------------------



The parties hereto have agreed that this Sublease be executed in the English language.

Les parties ont convenue que la presente soit redigee en anglais.

SIGNED AT MONTREAL, PROVINCE OF QUEBEC, THIS 7TH DAY OF AUGUST, 1998.

                                               CRYOCATH TECHNOLOGIES INC.
                                               (Sublessee)



/s/                                            By: /s/  Steven G. Arless
----------------------------                      -----------------------------
Witness                                            Steven G. Arless
                                                   President and Chief Executive
                                                     Officer


HAEMACURE CORPORATION HERETO AGREES TO THE TERMS OF THIS SUBLEASE SIGNED AT MONTREAL, PROVINCE OF QUEBEC, THIS 7TH DAY OF AUGUST 1998.

                                               HAEMACURE CORPORATION
                                               (Sublessor)



/s/                                            By: /s/
----------------------------                      -----------------------------
Witness



                                               By:
----------------------------                      -----------------------------
Witness

                                   SCHEDULE A



                                       MAP



                                [GRAPHIC OMITTED]

                       16671 Ste-Marie Boulevard, Kirkland

                                   SCHEDULE B

                                             Square         Occupation Date
                                              Feet      ------------------------
                                             ------     August 10,    January 1,
                                                           1998          1999
--------------------------------------------------------------------------------
     Exclusive Area
1.   Console Lab                               336                        X
2.   Catheter Lab                              570                        X
3.   Cryo System Lab                           320                        X
4.   Storage and Gas Distribution              184                        X
5.   QC Inspection S/R                         190                        X
6.   Machine Shop (EM)                         196                        X
7.   Quarantine                                 80          X
8.   Work Cells Assembly                       893          X
9.   Packaging Clean Rm                        375          X
10.  Finance/Admin.                            304          X
11.  M. Bridges                                108          X
12.  J.P. Desmarias                            108          X
13.  Mgr. CryoSystems                          108                        X
14.  M. Ignacz                                 108                        X
15.  D. Nahon                                  135                        X
16.  D. Lanard                                 195                        X
17.  CFO                                       195                        X
18.  S. Arless                                 270                        X
19.
20.  L. Webber                                 200                        X
21.  S. Carroll                                108                        X
22.  M. Yoklavich                              108                        X
23.  Engineers (6 x 63)                        378                        X
24.  K. DeRoche                                 63                        X
25.  A. Benrabah                                63                        X
26.  R. Martin                                 108                        X
27.  M. Abboud                                 108                        X
28.  J. Osei                                   108                        X
29.  Mgr. QAE                                   63                        X
30.  Printer/Copier                             81          X
31.  Conference Room                           108                        X
32.  Sterile Lab                               171                        X

     Common Area

     Cafeteria/Kitchen                                      X
     Computer Room                                          X
     Ship/Rec.                                              X
     Conference                                             X
     Reception Area/L. Richey                             Shared          X

                       16671 St-Marie Boulevard, Kirkland

                                   SCHEDULE C


Document 1:        Lease between Slough Estates  Canada  Limited  (Landlord) and
                   Haemacure Corporation (Tenant) dated Deccember 6, 1994 - 43 pages.

Document 2::       Lease Amending Agreement dated January 1, 1996 - 4 pages.

Document 3:        Lease Amendment Agreement dated March 20, 1995 - 3 pages.

                       16671 St-Marie Boulevard, Kirkland

                                   SCHEDULE D


Quotation for Costs and Repairs to obtain Certification of White Room and Corridor.